Exhibit 10.19

REPLACEMENT PATENT LICENSE AGREEMENT

This Replacement License Agreement ("Agreement") is entered into as of the 31st day of December, 2008 (the "Effective Date"), by GPS Industries, Inc., a Nevada corporation having its principal place of business in Sarasota, Florida ("GPSI"), Optimal Golf Solutions, Inc. (“OGSI”), a wholly-owned subsidiary of GPSI and Optimal I.P. Holdings, L.P., a Texas limited partnership having its principal place of business at 8017 Davis Mountain Pass, Austin, Texas  78720 ("Optimal").

RECITALS

WHEREAS, OGSI is the sole and exclusive owner of Licensed Patents relating to a method and apparatus for determining the distance between various locations on golf courses using GPS technology, and is a wholly-owned subsidiary of GPSI;

WHEREAS, on November 19, 2004, GPSI and Optimal Royalty, L.P. entered into a Patent License Agreement wherein GPSI granted Optimal Royalty, L.P. a perpetual, non-terminable, royalty-free, exclusive (except as to GPSI) license under Licensed Patents in the Consumer Handheld Field within the United States of America.

WHEREAS, Optimal Royalty, L.P.’s name has been changed to Optimal I.P. Holdings, L.P., of which Cornish and Huston are limited partners;

WHEREAS, on December 7, 2006 GPSI and Optimal entered into a First Amendment to the Patent License Agreement whereby GPSI agreed to certain restrictions regarding its sales of hand held devices under the Patent License Agreement and the parties permitted Optimal to commercialize a limited number of its handheld devices for temporary use on golf courses for support of golf tournaments which may utilize local area differential correction;

WHEREAS, Optimal and GPSI have been engaged in an on-going dispute in which Optimal claims that its prior license rights extend to software applications intended for use with a GPS enabled handheld hardware device, and GPSI denies that Optimal’s prior license extends to such software applications;

WHEREAS, Optimal and GPSI wish to compromise this and other disputes between them by amending and clarifying the scope of Optimal’s and GPSI’s rights in the Licensed Patent, with neither Party making any admission on the merits of the underlying  disputes;

NOW THEREFORE, the parties agree to replace Patent License Agreement dated November 19, 2004 and the First Amendment to the Patent License Agreement dated December 7, 2006 with the following Replacement Patent License Agreement set forth as follows:

1.            Definitions

1.1	“Authorized Seller” means Optimal, GPSI, or a sublicensee in the case of a sublicense authorized by this Agreement, depending on the context.

1.2
“Chain of Distribution” means suppliers, distributors, OEM partners, agents, and related companies engaged by an Authorized Seller in the manufacture, use, offering for sale, sale or importation of Handheld Devices (including wireless carriers and other distributors of software products for handheld hardware devices), and to all end users or purchasers of any Handheld Device.

1.3
“Handheld Devices” means hardware and software systems for Distance Measurement on a golf course using GPS and which (i) are capable of being carried by hand, (ii) do not utilize a local area differential correction and base station installed on a golf course, and (iii) are integrated or intended for integration into a handheld unit.  “Handheld Devices” specifically excludes devices that are provided by a golf course for use by End Users on the course and which are detachably mounted to a golf cart unless (i) the primary source of energy is from the devices' own battery and not the cart battery; and (ii) the device is capable of operating independently of the golf cart for long periods of time.  Handheld Devices comprises two categories of products:  (1) Hardware/Software Products and (2) Software Only Products.

1.3(a) “GPS Golf Software Applications” means all software applications practicing or covered by the Licensed Patent, and intended for use with a GPS enabled handheld hardware device, such as a PDA, PND or cell phone, and digital course maps adapted for use with said software applications.

1.3 (b) “Hardware/Software Products” means Handheld Devices where the hardware and GPS Golf Software Applications are made by or for the Authorized Seller and sold and/or distributed in the Authorized Seller’s chain of distribution and the device is sold and/or distributed with the GPS Golf Software Application preloaded on the device.

1.3 (c)        “Software Only Products” means GPS Golf Software Applications where only the GPS Software Applications are made by or for the Authorized Seller and sold and/or distributed in the Authorized Seller’s Chain of Distribution to the End User.  “Software Only Products” specifically excludes such GPS Golf  Software Applications that are preloaded on a handheld device at the time of sale or distribution of the device.

1.4	“Consumer Handheld Field” means all Handheld Devices sold through an Authorized Seller’s Chain of Distribution.

1.5
"Continuation" means, with respect to patents and patent applications, a re-filing of a specification filed in a prior patent application for which priority is claimed in whole or in part, with or without the presence of new matter or of matter or claims divided from the prior patent application, and without regard to whether or not a patent has matured from the prior patent application.

1.6	"Course" means a golf course.

1.7	"Course Management" means tracking the position of a golfer on a Course with Handheld Devices or Licensed Methods using GPS.

1.8	"Distance Measurement" means measuring distance from a GPS receiver on a Course to a feature on the Course using GPS.

1.9	"Licensed Patent" means U.S. Patent No. 5,364,093 issued on November 15, 1994 assigned to GPSI and entitled "Golf Distance Measuring System and Method"

1.10
"Licensed Methods" means methods relating to Distance Measurement and/or Course Management on a Course using GPS enabled Handheld Devices which in the absence of this Agreement would infringe at least one claim of the Licensed Patents.

1.11	"Licensed Territory" means the United States and any region in which an activity of Optimal is covered by the Licensed Patent.

1.12
“Tournament Device” means a hardware and software system for Distance Measurement on a golf course using GPS that is capable of being carried by hand and that has a temporary local area differential GPS base station on the golf course that is intended to be used for a tournament and practice leading up to said tournament.

1.13	“End User” means the end user of a Handheld Device excluding retailers, resellers, wholesalers, distributors, and service providers of a Handheld Device.

1.14
“Net Sales” means gross revenues received by GPSI or Optimal or its sublicense from the sale or lease of Software Only Products as separate articles of commerce, less any and all (i) taxes, duties and tariffs imposed on the manufacture, sale, transfer, importation, transportation or storage thereof; (ii) packing, transportation and insurance costs for delivery thereof; (iii) credits, discounts, allowances and returns actually granted thereon; and (iv) commissions actually paid to any independent dealer, distributor, sales representative or agent in connection with sales thereof.

2.             Grant

2.1
GPSI grants to Optimal a perpetual, non-terminable, royalty-free, exclusive (except as to GPSI ) license under the Licensed Patent in the Consumer Handheld Field, to develop, make, have made, use, sell, offer for sale, lease, import, distribute and otherwise dispose of Handheld Devices and to practice Licensed Methods in and into the Licensed Territory.

2.2	Optimal’s commercialization activities are limited to Optimal’s Chain of Distribution, which includes Optimal’s right to sublicense End Users.

2.3
Optimal shall also have the right to sublicense third parties under the Licensed Patent within the scope of the license grant of Paragraph 2.1, with the limited exception of Software Only Products as set forth in Paragraph 3.1 below.  Any such sublicense shall be limited to a sublicensee’s Chain of Distribution.

2.4
Additionally, GPSI grants to Optimal a perpetual, non-terminable, royalty-free, exclusive (except as to GPSI ) license under the Licensed Patent, to develop, make, and have made up to 100  Tournament Devices, and to lease or otherwise provide such devices for use on a temporary basis in connection with up to 50 tournaments per year, and to sublicense the right, to practice Licensed Methods solely in connection with such tournaments in and into the Licensed Territory.  Optimal shall provide GPSI on a quarterly basis a written accounting setting forth the number of Tournament Devices commercialized under this limited additional license grant during the proceeding quarter and the running total number of such devices, as well as the identity, course name and date(s) of each tournament at which such devices were provided during the proceeding quarter.

2.5
GPSI shall retain a nonexclusive, royalty-free perpetual right and license under the Licensed Patent in the Consumer Handheld Field to develop, make, have made, use, sell, offer for sale, lease, import, distribute and otherwise dispose of Handheld Devices and to practice Licensed Methods in and into the Licensed Territory.  With respect to Hardware/Software Products, the foregoing grant is limited to GPSI’s Chain of Distribution, which includes GPSl’s right to sublicense End Users.  GPSI shall not have the right to sublicense the Licensed Patent for Hardware/Software Products outside of its Chain of Distribution in the Consumer Handheld Field.  GPSI’s right to sublicense the Licensed Patent for Software Only Products outside of its Chain of Distribution is as set forth in Paragraph 3.1.

2.6	Notwithstanding Paragraph 2.5, GPSI agrees that until July 20, 2009 it will not sell a Hardware/Software Product for use in golf in the United States.

2.7	The Parties agree that neither party has any rights under the Licensed Patents in the Consumer Handheld Field except as expressly set forth in this Agreement.

3.            Software Only Products

3.1
Each party shall have the right to commercialize (i.e., develop, make, have made, use, sell, offer for sale, lease, import, distribute and otherwise dispose of) Software Only Products independently for its own account.  Each party may, alternatively, sublicense its right to commercialize Software Only Products on an exclusive and royalty free basis to a single third party (hereinafter “Venture Partner”) outside of its Chain of Distribution.  Each party may participate in the commercialization of Software Only Products with its sublicensed Venture Partner, but shall not commercialize its own Software Only Products independent of the Venture Partner during the period in which such sublicense is in effect.

3.2
Sublicenses executed prior to the execution of this Replacement Agreement, listed in Exhibit A attached hereto, are recognized as valid and subsisting and are exempt from any additional requirements of this Replacement Agreement or separate license agreement for Software Only Products which are inconsistent with such sublicenses.  The parties further agree that their jointly retained contingent fee counsel may issue additional licenses for Software Only Products to third parties in connection with the settlement of actual or potential claims of patent infringement against such third parties.  Any such sublicense shall be limited to the sublicensee’s Chain of Distribution and shall include royalty and payment terms mutually agreed upon by the GPSI and Optimal.  Both GPSI and Optimal shall be included as parties to any such sublicense agreement, and such agreement shall not be effective unless executed by each of GPSI, Optimal and the sublicensee.

3.3
Within 180 days from the Effective Date of this Agreement, Optimal shall have the right to cancel is previously executed royalty bearing license to Assistant Golf Pro and to sublicense Assistant Golf Pro on an exclusive and royalty free basis as Optimal’s Venture Partner pursuant to Paragraph 3.1.  In the event that Optimal does not exercise its right to do so within said 180 day period, then GPSI shall automatically have the right to grant one additional license for Software Only Products to any additional third party outside of its Chain of Distribution at royalty rate of 10% of Net Sales.

3.4
Neither Optimal nor GPSI shall have the right to sublicense any additional third parties under the Licensed Patent for Software Only Products outside of its Chain of Distribution beyond the limits imposed in the above Paragraphs 3.1 to 3.3 without the express written permission of the other party.

3.5
Neither party shall name as a Venture Partner or sublicensee under Paragraphs 3.1 or 3.3, or assign this Agreement or the Licensed Patent under Section 5 to, a third party with which there is an actual dispute involving infringement of the Licensed Patent.

3.6
Neither party is obligated to pay royalties to the other party for sales of Software Only Products under Paragraph 3.1.  Optimal is not obligated to pay to GPSI any portion of royalties generated from its sublicense to Assistant Golf Pro.  GPSI is not obligated to pay to Optimal any portion of royalties generated from any sublicense granted by GPSI under Paragraph 3.3.  The royalties received from any additional licenses for Software Only Products under Paragraph 3.2, net of any amounts due contingent fee counsel, will be shared equally between GPSI and Optimal.

4.            Patent Marking.

No patent marking of the Licensed Patent shall be required of Optimal, subject to the proviso that, to the extent Optimal marks any Handheld Devices with any patent numbers other than the Licensed Patent, Optimal shall also include the patent marking under the Licensed Patents.

5.            Assignability

5.1.
Except as set forth in this Article 5, this Agreement and the rights, licenses and obligations hereunder may not be assigned by Optimal without the express written consent of GPSI. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their permitted assigns, trustees or receivers in bankruptcy or successors by merger, purchase of assets or otherwise.

5.2.
GPSI acknowledges that Optimal is the nominee of Darryl Cornish and Chad Huston and consents to the substitution of such nominee upon notice as provided herein.  GPSI agrees that Optimal may license or assign this Agreement to an entity organized to commercialize consumer GPS golf handhelds, currently designated AssistantPro, Inc. a Texas corporation organized for that purpose, or a substitute nominee.

5.3.	Optimal may assign this Agreement and the rights and obligations hereof to an acquirer of substantially all of the assets of Optimal.

5.4.
GPSI shall have the right to assign this Agreement, and the rights, licenses and obligations thereof, except that GPSI may not assign its rights with respect to Software Only Products if such assignment would be inconsistent with the limitations imposed under Paragraphs 3.1 to 3.4.

6.           Warranties, Disclaimers and Indemnification

6.1	GPSI Representations and Warranties. GPSI represents and warrants to Optimal, as of the Effective Date of this Agreement, that:

6.1.1
GPSI is sole and exclusive owner of the identified Licensed Patent and has the power to enter into this Agreement and to grant the license granted herein to Optimal, and no consent of any other person is required therefore;

	6.1.2	GPSI and Optimal are engaged in current claims actions, suits, or proceedings relating to the Licensed Patent; and

	6.1.3	GPSI is not party to an existing agreement with any other party that conflicts with this Agreement or the license granted herein to Optimal.

6.2
GPSI Warranty Disclaimer.  GPSI DISCLAIMS ANY WARRANTY AS TO VALIDITY OF THE LICENSED PATENT, NON-INFRINGEMENT OF LICENSED PRODUCTS, AND ANY WARRANTY AS TO THE ACCURACY, SUFFICIENCY OR SUITABILITY OF THE LICENSED PRODUCTS AND ASSUMES NO RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGES, WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL WHICH MIGHT ARISE OUT OF ANOTHER'S USE OF THE LICENSED PRODUCTS, WHICH SHALL BE ENTIRELY AT OPTIMAL'S OR IT'S SUBLICENSEE'S RISK AND PERIL.

6.3	Optimal Representations and Warranties. Optimal represents and warrants to GPSI, as of the Effective Date of this Agreement, that:

	6.3.1	Optimal has the power to enter into this Agreement and no consent of any other person is required therefore;

	6.3.2	Optimal and GPSI are engaged in current claims actions, suits, or proceedings relating to the Licensed Patent.

7.            Limitation of Liability

IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL CONSEQUENTIAL OR RELIANCE DAMAGES (INCLUDING ANY LIABILITY TO THE OTHER PARTY FOR LOST PROFITS OR BUSINESS OPPORTUNITIES) HOWEVER, CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), ARISING OUT OF THIS AGREEMENT, INCLUDING (BUT NOT LIMITED TO ) LOSS OF ANTICIPATED PROFITS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8             GPSI Obligation to Maintain

GPSI shall be obligated to continue to maintain the Licensed Patent by payment of the required patent maintenance fees.  GPSI shall keep Optimal timely informed as to the maintenance of the Licensed Patent.  If at any time Optimal determines that GPSI is not performing its obligation to maintain the Licensed Patent under this Article 8, Optimal has the right to assume control of (and GPSI agrees to assist Optimal with) such patent maintenance.

9.             Infringement by Third Parties

9.1           The terms of the parties Amended Patent Enforcement Cooperation Agreement shall govern enforcement of the Licensed Patent.

9.2           Each Party acknowledges and hereby assigns to other Party any causes of action and royalties that would be due to the other Party under this Agreement for any acts of infringement committed during the full life of the Licensed Patent, specifically including damages under the Licensed Patent prior to the date of this Agreement.

10.           Term and Termination

10.1
The term of this Agreement shall commence on the Effective Date hereof, and shall continue in effect for so long as any claim in the Licensed Patent is valid and subsisting, unless terminated earlier as provided in this section.

10.2	This Agreement may be terminated by mutual, written agreement of the parties.

10.3
This Agreement may be terminated if a party to this Agreement commits a material breach of any material provision herein upon written notice to the defaulting party and such default is not cured within 45 days of such notice.

10.4
All rights and licenses granted under or pursuant to this Agreement by GPSI to Optimal are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses and rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. The Parties agree that Optimal, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  In the event that GPSI otherwise defaults under this Agreement or otherwise ceases, discontinues or terminates all business activity, this Agreement and license shall survive such dissolution, default, cessation, discontinuation or termination.

11.	Effect of Termination and Expiration

	11.1	Effect of Termination. Upon early termination of this Agreement under Paragraphs 10.2 and 10.3 of Article 10 hereof, the license granted herein to Optimal may only terminate upon early termination of this Agreement due to a Optimal material breach, except that Optimal (or its assignee) shall have the right thereafter to sell or lease its inventory of Handheld Devices remaining on the date of the termination.

	11.2	Survival. Articles 9, 10-13 and Paragraph 14.4 shall survive expiration or termination of this Agreement.

12	Disputes

	12.1	Any dispute arising out of or relating to this Agreement shall be resolved exclusively in accordance with the procedures specified in this Article 12.

	12.2.	The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this contract. Any Party may give the other Party written notice of any dispute not resolved in the normal course of business. Such notice shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive in the negotiations. Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive in the negotiations. Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

	12.3.	If the dispute has not been resolved by the negotiation process specified in section 12.2, within forty-five (45) days following the initial notice, the Parties shall endeavor to settle the dispute by mediation under the then current CPR Mediation Procedure published by the CPR Institute for Dispute Resolution (NYC). Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

12.4.	Any dispute which has not been resolved by a non-binding procedure as provided herein, within one-hundred twenty (120) days of the initiation of such procedure, shall be resolved by binding arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a panel of three arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of mediation and arbitration shall be Chicago, Illinois. The arbitrators may enter injunctive relief, including specific performance, both pendente lite and permanent, but are not empowered to award damages in excess of compensatory damages; each Party expressly waives and foregoes any right to punitive, exemplary or similar damages.

12.5.
The foregoing provisions in this Article 12 notwithstanding, either Party may at any time initiate an arbitration proceeding in accordance with the provisions of section 12.4 if that Party faces immediate and irreparable harm requiring the entry of a temporary restraining order, preliminary injunction or a like remedy to preserve the status quo ante.  The application for this extraordinary relief may be made unilaterally and the Party seeking that relief may invoke such emergency provisions as are permitted under the Rule 14 of the CPR Rules, providing the appointment of an arbitrator by CPR on an expedited basis.  During the pendency of any proceedings or the application of any emergency relief under this section 14.5, the Parties shall nevertheless conform to the dispute resolution procedures set forth in this Article 14

13.           Notices

Any notice or report made by either party shall be considered proper and effective if mailed by registered mail addressed as shown below, or delivered in person and in writing.  Optimal and GPSI agree to notify all other parties of any changes.

If to Optimal:	Optimal IP Holdings, L.P. Austin, Texas 78720 Attention: Darryl Cornish

With copy to:	Daffer McDaniel, L.L.P. 700 Lavaca Suite 720 Austin, TX 78701 Facsimile No.: (512) 703-1260 Attention: Chad Huston

If to GPSI:

GPS Industries, Inc. 1358 Fruitville Road, Suite 210 Sarasota, Florida 34236

Attention: David Chessler. Facsimile: 604-576-7460

With a copy to:

Loeb & Loeb, LLP 10100 Santa Monica Boulevard, Suite 2200 Los Angeles, CA 90067 Attention: David L. Ficksman, Esq. Facsimile: (310) 282-2200

or to such changed address as shall have been designated by notice.

14.	General Provisions

14.1
This Agreement supersedes and replaces Patent License Agreement dated November 19, 2004 between GPSI, OGSI, and Optimal Royalty, L.P., and the First Amendment to the Patent License Agreement dated December 7, 2006.  In the event of any inconsistency between this the prior Patent License Agreement or the First Amendment to the Patent License Agreement and this Replacement Patent License Agreement, this Agreement governs and controls.

	14.2	Waiver or Modification. The waiver, amendment or modification of this Agreement or any right or obligation hereunder shall not be effective unless agreed to by each of the parties in writing.

14.3
Force Majeure.  Neither party will be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any act of God, fire, natural disaster, accident, act of government, shortages of material or supplies or any other cause beyond the control of such party, provided that such party gives the other party written notice thereof promptly and, in any event, within thirty (30) days of discovery thereof and uses good faith efforts to so perform or cure.  In the event of such a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure but not in excess of six (6) months unless agreed to by both parties in writing.

	14.4	Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

14.5
Severability.  If any provisions of the Agreement or the application of any such provision shall be held to be contrary to law, the remaining provisions of this Agreement shall continue in full force and effect.

14.6
Entire Agreement.  The parties acknowledge that this Agreement expresses their entire understanding and agreement with respect to Licensed Products sold or installed after the Effective Date of this Agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth herein..

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by duly authorized officers effective on the date and year first written above.

Optimal IP Holdings, LP	GPS Industries, Inc.

By:	By:

Name:	Name:

Date:	Date:

Optimal Golf Solutions, Inc.

By:

Name:

Date:

EXHIBIT A

PRIOR SUBLICENSES

1.	Assistant Pro
2.	GPS Golf Pro
3.	Karrier Communications